Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT: JOHN R. LEE
May 2, 2003	PHONE #: (205) 510-4051

PEMCO AVIATION GROUP ANNOUNCES FIRST QUARTER RESULTS

Birmingham, AL—(May 2, 2003) –Pemco Aviation Group, Inc. (NASDAQ: PAGI), a leading provider of aircraft maintenance and modification services, today announced results of its first quarter performance for 2003.

Total revenues for the first quarter 2003 were $35.7 million. Commercial Services Group revenues increased 12.5 percent to $11.7 million, compared to $10.4 million for the same period the previous year. Government Services Group revenues were $22.1 million, down slightly from the $22.2 million for first quarter last year. Revenues for the Manufacturing and Components Group decreased by 37% to $2.2 million, compared to $3.5 million for first quarter 2002. Fully diluted earnings per share were $0.29 in the first quarter of 2003, compared to $0.44 in the first quarter of 2002.

Below is a summary of unaudited first quarter comparative results:

(In Millions)

	2003	2002	% Difference
Revenue	$35.7	$36.0	(0.8)%
Gross Profit	7.4	8.4	(11.9)%
Operating income	2.3	3.5	(34.3)%
Income before taxes	2.1	3.2	(34.4)%
Net income	1.3	2.0	(35.0)%
EBITDA	3.0	4.3	(30.2)%

EBITDA Reconciliation

(In Millions)

	2003	2002
Net Income	$1.3	$2.0
Interest	.2	.3
Taxes	.8	1.2
Depreciation and Amortization	.7	.8

EBITDA	3.0	4.3

“One of the major drivers of the company’s revenue, the Programmed Depot Maintenance (PDM) performed in Birmingham, Alabama, continues to be strong,” explained Ronald Aramini, President and Chief Executive Officer of Pemco Aviation Group. “The timing of aircraft deliveries to our customer can impact quarterly results. In the first quarter, we delivered only five aircraft at Birmingham. As the second quarter gets underway, we have already delivered five aircraft in April. Based on the high volume of sales so far in the second quarter, we expect strong second quarter 2003 revenues that should exceed revenues for the second quarter of 2002.”

The company also announced that its product diversification efforts are on track, a direct result of proactive measures taken by the management team. According to Ray Hauck, president of the Pemco Aeroplex subsidiary, “We are currently working on ten C-130 aircraft, representing contracts with the Air Force and the Coast Guard. At this time last year, we had no C-130s at the facility.”

Operating margins at the Government Services Group were lower in the first quarter of 2003 compared to the first quarter of 2002. These lower margins resulted from a change in the mix of business with more revenue coming from lower profit “over and above” sales. In addition, some of the PDM aircraft delivered had abnormally high levels of required maintenance resulting in higher costs for those deliveries.

For the company’s Commercial Services Group (CSG) in Dothan, Alabama, much of the first quarter activity was dedicated to cargo conversion aircraft that will be sold in the second quarter of 2003. During the quarter, the Dothan facility saw its operating margins decrease due to lower productivity caused, in part, by employee training costs and learning curve costs as work was performed on new aircraft types.

The balance of government and commercial business shifted from 68% government and 32% commercial during the first quarter of 2002, to approximately 65 % government and 35% commercial during the same period in 2003.

The company indicated that the continuing depressed state of the airline industry has made it more difficult to predict the expected commercial revenues for the balance of 2003. According to Mr. Aramini, “The combination of the war in Iraq and the continuing economic downturn has resulted in increased uncertainty in the commercial segment of our industry. We are continuing to aggressively manage for profitability during this downturn in the industry. At the same time, our military work is expected to remain quite strong and show some growth in 2003 through diversification. While we still expect growth in 2003 EBITDA compared to 2002, our 2003 EBITDA might be lower than the $25 million range previously projected. Pemco is well positioned to continue to meet its quality and schedule commitments and maintain continued customer satisfaction.”

Use of Non-GAAP Financial Measures

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Pemco presents EBITDA because its management uses the measure to evaluate the company’s performance and to allocate resources. In addition, Pemco believes EBITDA is a measure of performance used by some commercial banks, investment banks, investors, analysts and others to make informed investment decisions. EBITDA is an indicator of income generated to service debt and fund capital expenditures. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as a substitute for or superior to other measures of financial performance reported in accordance with GAAP. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

About Pemco

Pemco Aviation Group, Inc., with executive offices in Birmingham, Alabama, and facilities in Alabama, Florida and California, performs maintenance and modification of aircraft for the U. S. Government and for foreign and domestic commercial customers. The company also provides aircraft parts and support and engineering services, in addition to developing and manufacturing aircraft cargo systems, rocket vehicles and control systems, and precision components.

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including but not limited to: change in economic conditions, Pemco’s ability to obtain additional contracts and perform under existing contracts, the outcome of pending and future litigation, potential environmental and other liabilities, and other risks detailed from time to time in Pemco’s SEC reports, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2002. Pemco cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pemco does not undertake any obligation to update or revise any forward-looking statements.

PEMCO AVIATION GROUP, INC.

RESULTS THROUGH 3/31/03

(In Thousands Except Net Income Per Common Share Information)

FIRST QUARTER RESULTS	2003	2002
SALES	$35,669	$36,045

INCOME BEFORE INCOME TAXES	$2,053	$3,158
PROVISION FOR INCOME TAXES	$780	$1,200
NET INCOME	$1,273	$1,958

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—BASIC	4,036	4,068
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—DILUTED	4,384	4,437

NET INCOME PER COMMON SHARE:

BASIC	$0.32	$0.48
DILUTED	$0.29	$0.44